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                                                                      EXHIBIT 23


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30277) pertaining to the

          (i)   Knoll Retirement Savings Plan,
          (ii)  Knoll, Inc. 1997 Employee Stock Purchase Plan, and
          (iii) Knoll, Inc. 1997 Stock Incentive Plan

and in the Registration Statement (Form S-8 No. 333-49117) pertaining to the Knoll, Inc. 1997 Stock Incentive Plan, of our report dated January 29, 1999 (except for Note 20, as to which the date is February 10, 1999, and Notes 21 and 25, as to which the date is March 24, 1999), with respect to the consolidated financial statements and schedule of Knoll, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1998.


                                                  /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
March 26, 1999